Exhibit 99.1

May 9, 2007

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

•	Consolidated revenue of $124.6 million
•	Net income of $1.5 million or $0.02 per diluted share
•	EBITDAS of $34.0 million

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $1.5 million, or earnings per diluted share of $0.02, for the first quarter of 2007. The company’s first quarter net income compares to income of $3.3 million, or earnings per diluted share of $0.06 in the same period of 2006.

GCI’s first quarter 2007 revenues totaled $124.6 million, an increase of 10.4 percent over the first quarter of 2006. Revenue increases in GCI’s consumer, network access, and managed boadband segments were partially offset by decreased revenue in the commercial segment. GCI’s first quarter results include the consolidation of $6.5 million in revenues from Alaska DigiTel, LLC (AKD.)

First quarter 2007 earnings before interest, taxes, depreciation, amortization and share based compensation expense (EBITDAS) totaled $34.0 million. EBITDAS decreased $3.1 million or 8.4 percent from the first quarter of 2006. EBITDAS growth in the consumer segment was offset by the decrease in EBITDAS from the commercial segment and by certain costs associated with repairing a fiber break, some of which may be reversed in a subsequent quarter. GCI’s first quarter results include the consolidation of slightly less than one million dollars in EBITDAS from AKD.

Sequentially, revenues for the company increased $3.2 million over fourth quarter 2006 revenues of $121.4 million. First quarter EBITDAS of $34.0 million decreased 8.4 percent from $37.1 million in the fourth quarter of 2006. Sequential increases in revenue and EBITDAS from the consumer segment were offset by a network change by a carrier customer that reduced minutes of use and by scheduled rate reductions that impacted the network access segment and from declining managed services revenues from a large customer in the commercial segment. Sequential EBITDAS for the first quarter was also affected by a $1.1 million bad debt recovery in the managed broadband business in the fourth quarter of 2006 and by the recognition of fiber repair costs occurring in the first quarter.

GCI’s revenue and EBITDAS were short of guidance as a result of the combined effects of declining revenue and weaker than expected performance in the commercial segment, fewer minutes of network access traffic than anticipated and fiber repair costs. The company expected revenues of approximately $119 million to $121 million, and EBITDAS in excess of $37 million, excluding AKD’s financial results.

“Unfortunately, a very strong performance in the consumer business and dramatic growth in our customer metrics were offset by poor financial results,” said GCI President Ron Duncan. “Uncertainty about the volume of network access minutes makes it difficult to project the second uarter. We have implemented a plan to restore our financial progress and hope to be back on track by the end of this year.”

GCI is revising its 2007 annual guidance and now anticipates revenues of $514 million to $534 million and EBITDAS is expected to exceed $162 million, including revenues of $29 million and EBITDAS of $3 million from AKD.

Highlights

•

Consumer revenues totaled $53.3 million, an increase of 24.9 percent over the prior year and an increase of 13.8 percent from the fourth quarter of 2006. The increases were from video, data and wireless sales.

•

Network access revenues totaled $40.3 million, an increase of 6.6 percent over the prior year and a decrease of 4.8 percent when compared to the fourth quarter of 2006. The increase over the prior year is due primarily to an increase in data revenues. The decrease in sequential revenues is due to a decrease in the number of long distance minutes carried on GCI’s network and a decline in the average rate per minute for other common carriers.

•	Commercial revenues decreased 7.9 percent from the prior year and 4.8 percent from the fourth quarter of 2006.

•

GCI local access lines increased by 1,400 for the quarter. Consumer, network access and commercial local access lines totaled 112,600 at the end of the first quarter of 2007 representing an estimated 26 percent share of the total access lines market in Alaska. GCI began offering competitive local service in Eagle River during the first quarter and Chugiak in April, 2007. Prior to our entry both markets were served by the incumbent Matanuska Telephone Association (MTA.) MTA’s markets represent approximately 60,000 access lines.

•

GCI has provisioned 46,500 consumer and commercial lines on its own facilities at the end of the first quarter of 2007, an increase of 6,700 lines over the fourth quarter of 2006. GCI revised its facilities access lines totals to include lines served directly by its owned fiber facilities. Total line conversions to date account for almost $13.0 million in annualized avoided loop lease costs.

•

GCI had 89,300 consumer and commercial cable modem access customers at the end of the first quarter of 2007, an increase of 3,000 over the 86,300 cable modem customers at the end of the fourth quarter 2006. GCI customers continue to migrate from dial up access service to cable modem. Average monthly revenue per cable modem totaled $32.94 for the first quarter of 2007 as compared to $32.29 for the fourth quarter of 2006.

•	GCI had 32,700 wireless subscribers, an increase of 3,800 subscribers from the fourth quarter of 2006. AKD had 33,400 wireless subscribers at the end of the first quarter of 2007.

•

During the first quarter of 2007 GCI purchased approximately 113,000 shares at an average cost of $15.50 per share. The company is authorized to purchase an additional $14.5 million of its shares through the end of the second quarter of 2007.

Consumer

Total consumer revenues increased 24.9 percent to $53.3 million as compared to $42.7 million in the first quarter of 2006 and increased 13.8 percent from the fourth quarter of 2006. The increase in revenue is due primarily to an increase in video, data and wireless sales and include consolidated revenues of $5.2 million from AKD.

Consumer voice revenues were relatively unchanged when compared to the prior year and the fourth quarter of 2006. Long distance minutes decreased from the prior year and sequentially. Consumer local access lines in service for the first quarter were down approximately 500 lines after a data base clean up in the fourth quarter of 2006 which removed 700 lines included in total access lines reported for the first quarter of 2006. Access lines in the first quarter increased by 1,200 over the fourth quarter of 2006. GCI converted 6,000 consumer access lines to its own facilities during the first quarter of 2007. An increase in USF support mitigated decreases in voice revenues as a result of fewer long distance minutes and local line losses when compared to the first quarter of 2006.

Consumer video revenue increased 7.4 percent over the prior year and increased slightly over the fourth quarter of 2006. The increase in revenue is due in part to increasing average revenue per customer in certain markets and increases in video subscribers purchasing digital service and renting high definition/digital video recorder converters.

Consumer data revenues increased 13.1 percent over the prior year and 1.8 percent over the fourth quarter of 2006. The increase in consumer data revenues is due to an increase in cable modem customers. GCI added 7,300 consumer cable modem customers over the prior year and 2,800 customers during the first quarter of 2007.

Consumer wireless revenues increased substantially during the first quarter of 2007. The increase in wireless revenues is primarily due to the consolidation of revenues from AKD and increases in GCI wireless customers.

Subsequent to the quarter’s end GCI received a waiver of the FCC’s requirement to use video set top boxes with segregated security after July 1, 2007. GCI will be allowed to continue to provision low end boxes with integrated security as it completes the conversion of all of its customers to a fully digital cable network by early 2009. This will reduce GCI’s required investment in customer premise equipment and facilitate the digital TV transition for GCI customers.

Network Access

Network access revenues increased 6.6 percent to $40.3 million as compared to $37.8 million in the first quarter of 2006 and decreased 4.8 percent from the fourth quarter of 2007. The increase in revenue over the prior year is primarily due to an increase in data revenues. The decrease in sequential revenues was greater than expected and resulted from a scheduled rate reduction and a lower volume of carrier minutes on GCI’s network. A portion of the loss of traffic is a result of industry consolidation. Rate compression and traffic mix changes resulted in a lower average rate per minute as compared to the fourth quarter of 2006.

Voice revenues decreased 0.2 percent from the prior year and 8.6 percent from the fourth quarter of 2006. The sequential decrease in voice revenues is primarily due to a reduced number of minutes and declining rates per minute. Network access minutes increased 9.7 percent to 315.8 million minutes for the first quarter of 2007 as compared to the first quarter of 2006. The increase in minutes over the prior year mostly offset decreases in the average rate per minute. Minutes for the first quarter of 2007 decreased 2.4 percent from the fourth quarter of 2006.

Data revenues for the first quarter of 2007 were up 12.7 percent when compared to first quarter 2006 and down 3.9 percent from the fourth quarter of 2006. Data revenues decreased sequentially primarily due to a one time billing adjustment in the fourth quarter of 2006.

Commercial

Commercial revenues decreased 7.9 percent to $24.1 million as compared to $26.1 million in the first quarter of 2006 and decreased 4.8 percent from $25.3 million in the fourth quarter of 2006. The decrease in commercial revenue when compared to the prior year is less than the decline in service revenues from a large customer. Rate compression in the first quarter was mostly offset by an increase in minutes as compared to the fourth quarter of 2006.

Growth in video and wireless revenues for the first quarter were offset by a seasonal decline in advertising and a revenue elimination effect resulting from the consolidation of AKD as compared to the fourth quarter of 2006.

Basic commercial video customers increased by 300 subscribers from the prior year and 500 subscribers when compared to the fourth quarter of 2006. Commercial video customers are primarily hotel video customers.

Managed Broadband

Managed broadband revenues totaled $6.9 million in the first quarter of 2007, an increase of 11.5 percent from $6.2 million in the first quarter of 2006. Revenue remained unchanged from the $6.9 million in the fourth quarter of 2006.

Other Items

Total selling, general and administrative expenses (SG&A) increased 17.6 percent to $48.5 million as compared to $41.3 million in the first quarter of 2006 and increased 5.4 percent from the fourth quarter of 2006. The increase in SG&A from the prior year was due primarily to the consolidation of AKD and a $1.1 million cost to repair a fiber break on the new Kodiak fiber. Excluding AKD, SG&A increased 9.5 percent as compared to the prior year and decreased 1.8 percent from the fourth quarter of 2006.

During the first quarter of 2007 GCI’s capital expenditures totaled $29.4 million as compared to $35.7 million in the fourth quarter of 2006.

GCI will hold a conference call to discuss the quarter’s results on Thursday, May 10, 2007 beginning at 2 p.m. (Eastern). To access the briefing on May 10, dial 210-234-0003 (International callers should dial 888-793-1765) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-926-7631, access code 7461 (International callers should dial 402-530-8088.)

GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

# # #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Amounts in thousands)	March 31,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$9,734	57,647
Restricted cash	-	4,612

Receivables	77,515	78,811
Less allowance for doubtful receivables	2,629	2,922
Net receivables	74,886	75,889

Deferred income taxes, net	17,675	20,685
Prepaid expenses	7,164	5,729
Inventories	4,933	3,362
Property held for sale	2,279	2,316
Notes receivable from related parties	69	1,080
Other current assets	1,018	1,988
Total current assets	117,758	173,308

Property and equipment in service, net of depreciation	466,266	454,879
Construction in progress	40,010	29,994
Net property and equipment	506,276	484,873

Cable certificates	191,565	191,565
Goodwill	42,181	42,181
Wireless certificates	26,914	1,497
Other intangible assets, net of amortization	11,210	7,011
Deferred loan and senior notes costs, net of amortization	6,917	7,091
Other assets	6,322	7,133
Total other assets	285,109	256,478
Total assets	$909,143	914,659

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

	(Unaudited)
(Amounts in thousands)	March 31,	December 31,
Liabilities and Stockholders' Equity	2007	2006

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$1,832	1,792
Accounts payable	28,863	28,404
Deferred revenue	16,458	16,566
Accrued payroll and payroll related obligations	14,561	14,598
Accrued liabilities	9,727	8,377
Accrued interest	2,949	8,710
Subscriber deposits	721	489
Total current liabilities	75,111	78,936

Long-term debt	477,947	487,737
Obligations under capital leases, excluding current maturities	2,242	2,229
Obligation under capital lease due to related party, excluding current maturity	541	561
Deferred income taxes, net of deferred income tax benefit	85,270	86,998
Minority interest	6,502	-
Other liabilities	12,845	12,725
Total liabilities	660,458	669,186

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 50,315 and 50,191 shares at March 31, 2007 and December 31, 2006, respectively; outstanding 50,028 and 49,804 at March 31, 2007 and December 31, 2006, respectively	155,888	157,502
Class B. Authorized 10,000 shares; issued 3,258 and 3,370 shares at March 31, 2007 and December 31, 2006, respectively; outstanding 3,256 and 3,368 at March 31, 2007 and December 31, 2006, respectively; convertible on a share-per-share basis into Class A common stock	2,752	2,846
Less cost of 250 and 258 Class A and Class B common shares held in treasury at March 31, 2007 and December 31, 2006, respectively	(1,391)	(1,436)
Paid-in capital	21,801	20,641
Notes receivable with related parties issued upon stock option exercise	-	(738)
Retained earnings	69,635	66,658
Total stockholders' equity	248,685	245,473

Total liabilities and stockholders' equity	$909,143	914,659

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT

	(Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands, except per share amounts)	2007	2006 (as amended)

Revenues	$ 124,579	112,822

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	43,113	36,184
Selling, general and administrative expenses	48,524	41,256
Depreciation and amortization expense	21,454	20,161
Operating income	11,488	15,221

Other income (expense):
Interest expense	(8,700)	(8,554)
Interest income	184	157
Amortization of loan and senior notes fees	(180)	(251)
Other	13	(113)
Other expense, net	(8,683)	(8,761)

Income before income taxes and cumulative effect of a change in accounting principle	2,805	6,460

Income tax expense	1,275	3,210

Income before cumulative effect of a change in accounting principle	1,530	3,250

Cumulative effect of a change in accounting principle, net of income tax expense of $44	-	64

Net income available to common shareholders	$ 1,530	3,314

Basic net income available to common shareholders per common share:
Income available to common shareholders before cumulative effect of a change in accounting principle	$ 0.03	0.06
Cumulative effect of a change in accounting principle	-	-
Net income available to common shareholders	$ 0.03	0.06

Diluted net income available to common shareholders per common share:
Income available to common shareholders before cumulative effect of a change in accounting principle	$ 0.02	0.06
Cumulative effect of a change in accounting principle	-	-
Net income available to common shareholders	$ 0.02	0.06

Common shares used to calculate basic EPS	53,260	54,561

Common shares used to calculate diluted EPS	54,940	56,217

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2007					First Quarter 2006 (as amended)
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 11,271	24,437	7,778	-	43,486	11,311	24,485	8,023	-	43,819
Video	23,631	-	1,766	-	25,397	22,003	-	1,726	-	23,729
Data	7,874	15,034	13,926	6,920	43,754	6,961	13,338	15,910	6,208	42,417
Wireless	10,494	856	592	-	11,942	2,388	-	469	-	2,857
Total	53,270	40,327	24,062	6,920	124,579	42,663	37,823	26,128	6,208	112,822

Cost of goods sold	20,421	9,498	11,609	1,585	43,113	15,923	8,776	10,424	1,061	36,184

Contribution	32,849	30,829	12,453	5,335	81,466	26,740	29,047	15,704	5,147	76,638

Less SG&A	23,405	11,866	9,645	3,608	48,524	19,042	9,632	9,277	3,305	41,256
Add other income (expense)	6	5	2	-	13	-	-	-	(113)	(113)
EBITDA	9,450	18,968	2,810	1,727	32,955	7,698	19,415	6,427	1,729	35,269

Add share-based compensation	356	349	237	85	1,027	623	667	393	130	1,813
EBITDA, as adjusted	$ 9,806	19,317	3,047	1,812	33,982	8,321	20,082	6,820	1,859	37,082

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2007					Fourth Quarter 2006
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 11,271	24,437	7,778	-	43,486	11,182	26,734	7,838	-	45,754
Video	23,631	-	1,766	-	25,397	23,410	-	2,212	-	25,622
Data	7,874	15,034	13,926	6,920	43,754	7,737	15,638	14,443	6,888	44,706
Wireless	10,494	856	592	-	11,942	4,493	-	784	-	5,277
Total	53,270	40,327	24,062	6,920	124,579	46,822	42,372	25,277	6,888	121,359

Cost of goods sold	20,421	9,498	11,609	1,585	43,113	17,409	9,824	11,938	1,169	40,340

Contribution	32,849	30,829	12,453	5,335	81,466	29,413	32,548	13,339	5,719	81,019

Less SG&A	23,405	11,866	9,645	3,608	48,524	21,885	11,499	10,122	2,508	46,014
Add other income	6	5	2	-	13	-	-	-	114	114
EBITDA	9,450	18,968	2,810	1,727	32,955	7,528	21,049	3,217	3,325	35,119

Add share-based compensation	356	349	237	85	1,027	591	858	368	139	1,956
EBITDA, as adjusted	$ 9,806	19,317	3,047	1,812	33,982	8,119	21,907	3,585	3,464	37,075

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				March 31, 2007		March 31, 2007
				as compared to		as compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2007	2006	2006	2006	2006	2006	2006
Consumer
Voice
Long-distance subscribers	89,600	93,800	89,800	(4,200)	(200)	-4.5%	-0.2%
Total local access lines in service	67,400	68,600	66,200	(1,200)	1,200	-1.7%	1.8%
Local access lines in service on GCI facilities	37,400	24,500	31,400	12,900	6,000	52.7%	19.1%

Video
Basic subscribers	124,500	122,100	124,000	2,400	500	2.0%	0.4%
Digital programming tier subscribers	60,600	54,900	58,700	5,700	1,900	10.4%	3.2%
HD/DVR converter boxes	34,600	16,200	29,200	18,400	5,400	113.7%	18.5%
Homes passed	220,100	216,000	219,900	4,100	200	1.9%	0.1%

Data
Cable modem subscribers	81,300	74,000	78,500	7,300	2,800	9.9%	3.6%

Wireless
Wireless lines in service	60,000	17,000	24,400	43,000	35,600	252.9%	145.9%

Network Access Services
Voice:
Total ISP access lines in service	3,100	3,300	3,100	(200)	-	-6.1%	0.0%

Commercial
Voice:
Long-distance subscribers	11,100	10,400	11,100	700	-	6.7%	0.0%
Total local access lines in service	42,100	40,600	41,900	1,500	200	3.7%	0.5%
Local access lines in service on GCI facilities	9,100	7,200	8,400	1,900	700	26.4%	8.3%

Video
Hotels and mini-headend subscribers	13,600	13,900	13,300	(300)	300	-2.2%	2.3%
Basic subscribers	2,100	1,500	1,900	600	200	40.0%	10.5%
Total basic subscribers	15,700	15,400	15,200	300	500	1.9%	3.3%

Data
Cable modem subscribers	8,000	6,900	7,800	1,100	200	15.9%	2.6%

Wireless
Wireless lines in service	6,200	3,100	4,600	3,100	1,600	100.0%	34.8%

Broadband
SchoolAccess® customers	48	47	48	1	-	2.1%	0.0%
Rural health customers	21	21	21	-	-	0.0%	0.0%

				March 31, 2007		March 31, 2007
	Three Months Ended			as Compared to		as Compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2007	2006	2006	2006	2006	2006	2006
Consumer
Voice
Long-distance minutes carried (in millions)	34.2	36.9	35.0	(2.7)	(0.8)	-7.3%	-2.3%

Video
Average monthly gross revenue per subscriber	$ 63.38	$ 60.64	$ 63.44	$ 2.74	$ (0.06)	4.5%	-0.1%

Wireless
Average monthly gross revenue per subscriber	$ 53.59	$ 44.72	$ 64.58	$ 8.87	$ (10.99)	19.8%	-17.0%

Network Access Services
Voice
Long-distance minutes carried (in millions)	315.8	288.0	323.4	27.8	(7.6)	9.7%	-2.4%

Commercial
Voice:
Long-distance minutes carried (in millions)	32.9	35.1	30.8	(2.2)	2.1	-6.2%	6.8%

Total
Long-distance minutes carried (in millions)	382.9	360.0	389.2	22.9	(6.3)	6.5%	-1.6%

General Communication, Inc.

Non-GAAP Financial Reconciliation Schedule

(Unaudited, Amounts in Millions)

	Three Months Ended
	March 31, 2007	March 31, 2006 (as amended)	December 31, 2006
Net income available to common shareholders	$1.5	3.3	3.1
Income tax expense	1.3	3.2	2.6
Income before income tax expense	2.8	6.5	5.7
Cumulative effect of a change in accounting principle, net of income tax benefit of $0.0	---	(0.1)	---
Income before income tax expense and cumulative effect of a change in accounting principle	2.8	6.4	5.7

Other (income) expense:
Interest expense	8.7	8.6	8.2
Amortization of loan and senior notes fee expense	0.2	0.3	0.2
Interest income	(0.2)	(0.1)	(0.4)
Other	---	---	(0.1)
Other expense, net	8.7	8.8	7.9

Operating income	11.5	15.2	13.6
Depreciation and amortization expense	21.5	20.1	21.4
Other	---	---	0.1

EBITDA (Note 2)	33.0	35.3	35.1
Share-based compensation expense	1.0	1.8	2.0
EBITDA, as adjusted (Note 1)	$34.0	37.1	37.1

Notes:

(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.